Exhibit 99.1

    WALTER INDUSTRIES INC. ANNOUNCES COMMENCEMENT OF A CONVERSION PERIOD FOR
            ITS 3.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

PR Newswire -- January 3, 2005

TAMPA, Fla., Jan. 3 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that the Company's 3.75% Convertible Senior Subordinated Notes due 2024 (the "Convertible Notes") are convertible, having satisfied, as of December 31, 2004, the common stock sale price condition. As a result of the satisfaction of this condition, holders may convert their Convertible Notes into shares of the Company's common stock at any time on or prior to 5:00 p.m., New York City time, on March 31, 2005. The Convertible Notes may be convertible during future periods if this or other conditions to conversion are satisfied. Going forward, conversion notifications will be disclosed in filings with the Securities and Exchange Commission on Form 8-K, which will be posted on the Company's web site.

Pursuant to the terms of the indenture under which Convertible Notes were issued in April 2004, the Convertible Notes are currently convertible at a rate of 56.0303 shares of common stock per $1,000 principle amount of Convertible Notes (equivalent to a conversion price of $17.85 per share). The Company has the option to satisfy all or a portion of its conversion obligation in cash. Cash will be paid in lieu of fractional shares. If all outstanding Convertible Notes were surrendered for conversion and if Walter Industries elected to satisfy the entire conversion solely with shares, the aggregate number of shares of common stock issued would total approximately 9.8 million.

Walter Industries, Inc. is a diversified company with annual revenues of $1.4 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,000 people. For more information, please call Joe Troy, Senior Vice President-Financial Services at (813) 871-4404.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             01/03/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services of Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c

              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com